Exhibit 14.1

SHARPS TECHNOLOGY, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted: May 8, 2026

1.	Introduction

The Board of Directors (the “Board”) of Sharps Technology, Inc., a Nevada corporation (the “Company”), has adopted this code of ethics (this “Code”), effective as of the date first referenced above, and as the same may be amended from time to time by the Board. This Code applies to all operations of the Company, including domestic and international subsidiaries, and seeks to ensure compliance with applicable laws including the U.S. Foreign Corrupt Practices Act (FCPA), anti-money laundering laws, and other regulatory requirements, and is applicable to all of the Company’s directors, officers, employees and contractors performing employee functions to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

●	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company; and

●	promote compliance with applicable governmental laws, rules and regulations; and

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended and modified by the Board. In this Code, references to the “Company” mean Sharps Technology, Inc. and, in appropriate context, each of the Company’s subsidiaries, if any.

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2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests; and

●	observe all applicable governmental laws, rules and regulations; and

●	comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data; and

●	adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices; and

●	deal fairly with the Company’s customers, suppliers, competitors and employees; and

●	refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice; and

●	protect the assets of the Company and promote their proper use; and

●	avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict-of-interest situations include, but are not limited to, the following:

●	any significant ownership interest in any entity with which the Company has a material commercial relationship, including any supplier or customer; and

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●	any consulting, director or employment relationship with any entity with which the Company has a material commercial relationship, including any supplier or customer; and

●	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell (and, in the absence of any such comparable officer or director, on the same terms and conditions as a third party would buy or sell a comparable item in an arm’s-length transaction); and

●	participating in any other material financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

●	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes - or even appears to interfere - with the interests of the Company as a whole; and

●	maintain complete and accurate records of all transactions, including those conducted through international subsidiaries and digital asset platforms.

Notwithstanding the foregoing, nothing herein shall prohibit a director, officer, employee or contractor of the Company from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected pursuant to federal law or regulation. Prior authorization from the Company is not required in order to make any such reports or disclosures and the reporting individual is not required to notify the Company that such reports or disclosures have been made. In addition, pursuant to the Defend Trade Secrets Act, employees shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should any provision in this Code conflict with this provision, this provision shall control.

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3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person subject to this Code must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Principal Executive Officer (“PEO”) and Chief Financial Officer (“CFO”) of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Compliance

All persons subject to this Code are required to comply with all applicable Company compliance policies, including those relating to anti-corruption, international operations, digital assets, and third-party risk management. The Company may implement additional procedures and controls for higher-risk jurisdictions.

All person subject to this Code are directed to specific policies and procedures available to persons they supervise.

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The Company strictly prohibits retaliation against any individual who reports concerns in good faith, and may establish confidential and anonymous reporting mechanisms, including whistleblower hotlines. Reports may also be made directly to the Audit Committee.

5.	Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

●	notify the Chairman of the Board promptly of any existing or potential violation of this Code; and

●	not retaliate against any other person for reports of any existing or potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

●	The Board will take all appropriate action to investigate any breaches reported to it.

●	Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or in any manner, discrimination against such person in terms and conditions of employment.

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6.	Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8- K filed with the SEC. In lieu of filing a Current Report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website, in the event that it establishes one in the future, and if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

This requirement applies to all forms of Company assets, including digital assets and offshore accounts. No undisclosed digital wallets or accounts may be maintained.

7.	Insider Information and Securities Trading

All persons subject to this Code are also subject to the Company’s Insider Trading Policy, as the same may be amended and/or restated from time to time. Violations of such Insider Trading Policy will be deemed a violation of this Code, unless the Board approves otherwise.

8.	Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

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9.	Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Failing to ensure that digital assets are fully documented, auditable, and not used to obscure transaction intent.

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical or verbal threats.

10.	Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and operations in offshore jurisdictions require heightened diligence. Directors, officers and employees will not directly or indirectly offer, promise, authorize, or provide anything of value to any government official, political party, or employee of a state-owned enterprise to obtain or retain business or secure any improper advantage. “Government official” includes employees of state-owned enterprises and public international organizations. “Anything of value” includes cash, gifts, travel, entertainment, employment opportunities, consulting arrangements, charitable contributions, and digital assets. All transactions must be accurately recorded, and no undisclosed accounts, including digital wallets, may be used. These requirements apply both to Company employees and agents, such as third-party sales representatives, no matter where they are doing business. The Company shall conduct risk-based due diligence prior to engaging third parties, including ownership and reputational review. All third parties must agree to comply with anti-corruption standards. If you are authorized to engage agents on the Company’s behalf, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area. Any unusual payment requests must be escalated.

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11.	Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

12.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

13.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Chief Financial Officer, or such other compliance officer as shall be designated from time to time by the Company.

ADDITIONAL PROVISIONS FOR CORPORATE OFFICERS

The Principal Executive Officer and all other corporate officers are bound by the provisions set forth herein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to this Code, the Principal Executive Officer and senior financial executives are subject to the following additional specific policies:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Disclose to the Principal Executive Officer and the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

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3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4. Comply with laws applicable to the Company, including but not limited to rules and regulations of U.S. federal, state and other local governments and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company and its subsidiaries.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7. Share knowledge and maintain skills important and relevant to the needs of the Company, its shareholders and other constituencies and the general public.

8. Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10. Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11. Comply in all respects with this Code.

12. Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed as provided in Section 6, “Waivers and Amendments,” of this Code.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board.

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APPENDIX A

ANTI-CORRUPTION AND FCPA COMPLIANCE ADDENDUM

(Supplement to the Code of Business Conduct and Ethics)

1.	Purpose and Relationship to the Code

This Addendum supplements the Company’s Code of Business Conduct and Ethics and provides detailed guidance regarding compliance with the U.S. Foreign Corrupt Practices Act (FCPA) and other applicable anti-corruption laws. In the event of any conflict, the stricter standard shall apply.

2.	Scope and Applicability

This Addendum applies to all directors, officers, employees, subsidiaries, affiliates, and third parties acting on behalf of the Company across all global operations.

3.	Key Definitions

●	Foreign Official: Any officer or employee of a foreign government, public agency, state-owned enterprise, or public international organization.
●	Anything of Value: Cash, gifts, travel, entertainment, employment opportunities, charitable contributions, digital assets, or any other benefit.
●	Improper Advantage: Any benefit intended to improperly influence a decision or secure business.

4.	Anti-Bribery Standards

The Company prohibits offering or providing anything of value to obtain or retain business or secure improper advantage. Indirect payments through third parties are also prohibited. Certain activities require prior written approval, including gifts, travel, and charitable contributions.

5.	Books, Records, and Internal Controls

All transactions must be accurately recorded. Off-book accounts and mischaracterized expenses are prohibited. Internal controls must include vendor due diligence, segregation of duties, and payment authorization processes.

6.	Third-Party Risk Management

Third parties must undergo due diligence and enter into agreements with anti-corruption clauses, audit rights, and termination provisions. Ongoing monitoring is required.

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7.	Gifts, Travel, Entertainment, and Hospitality

All such activities must be reasonable, documented, and tied to legitimate business purposes. Lavish or excessive expenditures are prohibited.

8.	Training and Certification

Annual anti-corruption training and certification are required for relevant employees and third parties.

9.	Reporting and Investigations

Employees must report suspected violations. Confidential reporting channels are available. The Company enforces non-retaliation and structured investigation protocols.

10.	Mergers, Acquisitions, and Joint Ventures

Pre-acquisition due diligence and post-acquisition integration into compliance programs are required.

11.	Monitoring and Continuous Improvement

The Company will conduct audits, track compliance metrics, and update policies as needed.

12.	Disciplinary Measures

Violations may result in termination and referral to authorities.

13.	Document Retention

All compliance-related records must be maintained in accordance with Company policy.

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OFFICER’S CERTIFICATION

I have read and understand the foregoing Code. I hereby certify that I am in compliance with the foregoing Code and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Date:

Name:	Signature:

Title:

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